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                              ACCOUNTANTS' CONSENT



We have issued our report dated May 1, 2003 (except for Note K, as to which the date is June 24, 2003), accompanying the financial statements of Cheviot Savings Bank as of and for the fiscal year ended March 31, 2003. We hereby consent to the incorporation of said report in Cheviot Financial Corp's Registration Statement on Form S-8 for the Cheviot Savings Bank 401(k) Retirement Savings Plan.


/s/ Grant Thornton LLP

Cincinnati, Ohio
March 24, 2004